    As filed with the Securities and Exchange Commission on December 11, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       -----------------------------------

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       -----------------------------------

                               YI WAN GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Florida                                        33-0960062
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        identification No.)

                          2 East Camino Real, Suite 202
                              Boca Raton, FL 33432
                    (Address of principal executive offices)
                       -----------------------------------

                              YEAR 2003 STOCK GRANT
                              (Full title of plan)
                       -----------------------------------

                               Brenda Lee Hamilton
                          2 East Camino Real, Suite 202
                              Boca Raton, FL 33432
                                 (561) 416-8956
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------
                                       Proposed                        Proposed
                                        maximum                         maximum
Title of securities  Amount to be    offering price   Aggregate        Amount of
 to be registered    Registered(1)     per share    offering Price  registration fee
------------------------------------------------------------------------------------
Common Stock         250,000(1)(2)(3)    $1.00         $250,000          $23.00
------------------------------------------------------------------------------------
1. Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered to us pursuant to the Year 2003 Stock Grant Plan.
2. Consists of shares which may be acquired by the Year 2003 Stock Grant Plan.
3. This Registration Statement shall also cover any additional shares of Common
Stock which become issuable under the Year 2003 Stock Grant Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
4. Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and
Regulations under the Securities Act of 1993, based upon the book value of our common stock existing at December 10, 2002.

                                   PART I

            INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
        Not applicable.

Item 2. Registrant Information and Employee Plan Annual Information.
        Not applicable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange
Commission (the "Commission") and we hereby incorporate these documents by reference herein:
(a) Our Annual Report on Form 10-K and amendments thereto for the fiscal year ended December 31, 2001, which we filed with the Securities and Exchange
Commission on April 1, 2002;
(b) Our Quarterly Report on Form 10-Q and amendments thereto for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 which we filed with the Securities and Exchange Commission on May 14, 2002, August 13, 2002, and
November 14, 2002 respectively;
(c) Our Form 10 filed with the Commission on August 24, 2001 (Commission File
No. 0-33119), pursuant to Section 12(g) of the Exchange Act, and amendments to the Form 10 filed November 7, 2001, January 7, 2002, February 7, 2002, March 28,
2002, and May 22, 2002;
(d) Our report on Form 8K filed with the Securities and Exchange Commission on
August 16, 2002 and October 15, 2002;
(e) All other reports filed by us pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
(f) All other documents filed by us after the date of this Registration
Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange
Act of 1934, prior to the filing of a post-effective amendment to this
Registration Statement that registers securities covered hereunder that remain unsold shall be deemed to be incorporated by reference in this Registration
Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

ADDITIONAL INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, we file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "1934 Act Filings") with the Securities and
Exchange Commission (the "Commission"). Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.
Copies of such material can be obtained upon written request addressed to the
Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates. The Commission maintains a web site on the Internet
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

Item 4. Description of Securities
        Not Applicable.

Item 5. Interests of Named Experts and Counsel

     The Law Office of Hamilton, Lehrer & Dargan, P.A. has rendered legal services and prepared this Form S-8. Such office is located at 2 East Camino
Real, Suite 202, Boca Raton, Florida 33432. Members of the firm own an aggregate of 250,000 Shares of our common stock.

Item 6. Indemnification of Directors and Officers

      Our Articles of Incorporation provide that we shall indemnify our officers and directors to the full extent permitted by law.  The Florida Statutes governing corporations, provides:

607.0850  Indemnification of officers, directors, employees, and agents.--

      (1)   A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      (2)   A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      (3)   To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

      (4)   Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

            (a)   By the board of directors by a majority vote of a quorum
      consisting of directors who were not parties to such proceeding;

            (b)   If such a quorum is not obtainable or, even if
      obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

            (c)   By independent legal counsel:

                  1.    Selected by the board of directors prescribed in
            paragraph (a) or the committee prescribed in paragraph (b); or

                  2.    If a quorum of the directors cannot be obtained for
            paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate);
            or

            (d)    By the shareholders by a majority vote of a quorum
      consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

      (5)   Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

      (6)   Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

      (7)   The indemnification and advancement of expenses provided
pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

            (a)   A violation of the criminal law, unless the director,
      officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

            (b)   A transaction from which the director, officer, employee,
      or agent derived an improper personal benefit;

            (c)   In the case of a director, a circumstance under which the
liability provisions of s. 607.0834 are applicable; or

            (d)   Willful misconduct or a conscious disregard for the best
      interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      (8)   Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

      (9)   Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-
ordered indemnification or advancement of expenses, if it determines that:

            (a)   The director, officer, employee, or agent is entitled to
      mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

            (b)   The director, officer, employee, or agent is entitled to
      indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7);
      or

            (c)   The director, officer, employee, or agent is fairly and
      reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

      (10)  For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation
(including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

      (11)  For purposes of this section:

            (a)  The term "other enterprises" includes employee benefit plans;

            (b)   The term "expenses" includes counsel fees, including
      those for appeal;

            (c)   The term "liability" includes obligations to pay a
      judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

            (d)   The term "proceeding" includes any threatened, pending,
      or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

            (e)   The term "agent" includes a volunteer;

            (f)   The term "serving at the request of the corporation"
      includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

            (g)   The term "not opposed to the best interest of the
      corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

      (12)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

     Insofar as indemnification by us for liabilities arising under the
Securities Act may be permitted to our officers and directors pursuant to the foregoing provisions or otherwise, we are aware that, in the opinion of the
Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed
        Not applicable.

Item 8. Exhibits

Exhibit              Description

  5.0     Opinion of Hamilton, Lehrer & Dargan, P.A.
 10.1     Year 2003 Stock Grant
 23.2     Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified
          Public Accountants
 23.3     Consent of Hamilton, Lehrer & Dargan, P.A. contained in Exhibit 5.0

Item 9. Undertakings

A.   We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section
13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing the Registration Statement on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People's Republic of China, on December
10, 2002 by:

Yi Wan Group, Inc.
(Registrant)

By /s/ Cheng Wan Ming                                  Date:  December 10, 2002
Cheng Wan Ming, President and Chairman of the Board

   /s/ Wu Zeming                                       Date:  December 10, 2002
Wu Zeming, Chief Financial Officer and Director

   /s/ You Yingliu                                     Date:  December 10, 2002
You Yingliu, Director

   /s/ Zhang Haoyu                                     Date:  December 10, 2002
Zhang Haoyu, Director

   /s/ Yang Huijuan                                    Date:  December 10, 2002
Yang Huijuan, Director

   /s/ Luo Guanying                                    Date:  December 10, 2002
Luo Guanying, Director

   /s/ Liang Xiaogen                                   Date:  December 10, 2002
Liang Xiaogen, Director

   /s/ Cheng Manli                                     Date:  December 10, 2002
Cheng Manli, Director

   /s/ Cen Minhong                                     Date:  December 10, 2002
Cen Minhong, Director

   /s/ Cheng Wanqing                                   Date:  December 10, 2002
Cheng Wanqing, Director

   /s/ Cheng Deqiang                                   Date:  December 10, 2002
Cheng Deqiang, Director

                              INDEX TO EXHIBITS

Exhibit
  No.           Description

  5.0     Opinion of Hamilton, Lehrer & Dargan, P.A.

 10.1     Year 2003 Stock Grant

 23.2     Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified
          Public Accountants

 23.3     Consent of Hamilton, Lehrer & Dargan, P.A. contained in Exhibit 5.0